SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

[ X]	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

[ ]	Definitive Information Statement

CONNECTED MEDIA TECHNOLOGIES, INC.

(Name of Registrant As Specified In Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

CONNECTED MEDIA TECHNOLOGIES, INC.

950 South Pine Island Road

Suite A150-1094

Plantation, Florida 33324

(954) 727-8218

(Preliminary)

April 6, 2006

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.0001 per share (the “Common Stock”), of Connected Media Technologies, Inc., a Delaware Corporation (the “Company”), to notify such Stockholders of the following:

(1)

On or about March 16, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 228,445,700 shares representing approximately 76.02% of the 300,507,663 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving an amendment to the Articles of Incorporation of the Company (the "Amendment"), pursuant to which the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time shall be increased to two billion (2,000,000,000) shares of common stock at par value of $.0001 with no preemptive rights.

(2)

On or about March 16, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 228,445,700 shares representing approximately 76.02% of the 300,507,663 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving the Stock Purchase Agreement and Share Exchange (the "Agreement") with Natcom Marketing International ("NMI"), a Puerto Rican based full-service marketing communications agency ("NMI"), and the NMI shareholders.

(3)

On or about March 16, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 228,445,700 shares representing approximately 76.02% of the 300,507,663 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) approving the election of a new Board of

Directors for the Company upon the completion of the Agreement with NMI to serve until the next annual stockholder’s meeting.

(4)

On or about March 16, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 228,445,700 shares representing approximately 76.02% of the 300,507,663 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) ratifying the financing agreement for $1,660,000 with Montgomery Equity Partners, Ltd. (“Montgomery”).

(5)

On or about March 16, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 228,445,700 shares representing approximately 76.02% of the 300,507,663 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) ratifying the Purchase and Sale Agreement and the License and Royalty Agreement with Rothschild Trust Holdings, LLC (the “Trust”), and the Escrow Agreement by and among the Company, the Trust, Montgomery, and David Gonzalez, as the Escrow Agent.

        On March 16, 2006, the Board of Directors of the Company approved the Amendment, and the election of the new board of directors, subject to Stockholder approval. The Majority Stockholders approved the actions by written consent in lieu of a meeting on March 16, 2006 in accordance with the Delaware Business Corporation Act. Accordingly, your consent is not required and is not being solicited in connection with the approval of the actions.

On January 31, 2006, the Board of Directors of the Company approved the NMI Agreement, the Montgomery financing documents, and the Trust Documents, subject to Stockholder approval. The Majority Stockholders approved the actions by written consent in lieu of a meeting on March 16, 2006 in accordance with the Delaware Business Corporation Act (“DBCA”). Accordingly, your consent is not required and is not being solicited in connection with the approval of the actions.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them. The Board of Directors has fixed the close of business on April 17, 2006, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about April __, 2006 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Annual Report on Form 10-KSB for the year ended December 31, 2005;

2.	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005;

3.	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005; and

4.	. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholders, March 16, 2006, the Company had 300,507,663 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Preferred Stockholders are not entitled to vote on matters submitted for Stockholder approval.

On March 16, 2006, the holders of 228,445,700 shares (or approximately 76.02% of the 300,507,663 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the actions set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The DBCA provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company’s common stock owned on March 16, 2006, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of Directors, Officers and 5% Stockholders	Shares Owned Number	Percent (1)
Jeffrey W. Sass President, Chief Executive Officer and Director	65,018,000	21.63%
Jay Howard Linn Chief Financial Officer	2,000,000	*
Leigh M. Rothschild (2) Director	172,427,700	57.38%
Adam Bauman (3) Director	300,000	*

All officers and directors	239,745,700	79.78%

* = Less than 1%

(1)	Applicable percentage of ownership is based on 300,507,663 shares of common stock outstanding as of March 16, 2006, together with applicable options for each shareholder.

(2)	Includes 46,642,600 shares owned by Mr. Rothschild directly and 116,785,100 owned by Irrevocable Trust Agreement Number III, a trust in which Mr. Rothschild is a direct beneficiary.

(3)	Mr. Bauman owns options to purchase 300,000 shares.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the DBCA, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted as set forth herein.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

The consent of a majority of the voting shares of the Company was given for approving the amendment of the Company’s Articles of Incorporation to increase the number of the Company’s authorized shares of Common Stock from 750,000,000 shares to 2,000,000,000 shares. The form of Certificate of Amendment that will be filed with the Delaware Secretary of State is attached hereto as Exhibit A.

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) authorizes the maximum number of shares outstanding at any time shall be seven hundred fifty million (750,000,000) shares of Common Stock with no preemptive rights, $.0001 par value. On March 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation to authorize two billion (2,000,000,000) shares of Common Stock. Each shares of Common Stock is entitled to one vote. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. On March 16, 2006, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

The general purpose and effect of the amendment to the Company’s Articles of Incorporation is to authorize 1,250,000,000 additional shares of Common Stock. The Board of Directors believes that it is prudent to have the additional shares of Common Stock available for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

If the Company’s Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

APPROVAL OF THE STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE WITH NATCOM MARKETING INTERNATIONAL

On January 31, 2006 (the “SPA Effective Date”), the Company entered into a preliminary Stock Purchase Agreement and Share Exchange (the “Agreement”) with Natcom Marketing International, Inc., a Puerto Rican based full-service marketing communications agency

(“NMI”), and the NMI shareholders. The close of the transaction is subject to NMI’s completion of two years of audited financial statements, to the completion of each parties due diligence, and certain other requirements.

NMI is focused on serving multi-national organizations, as well as emerging growth companies seeking to enter or expand in the U.S. Hispanic/Latin American markets. NMI uses television programming as its main entry into the Hispanic and minority advertising space. To date, NMI has entered into a letter of intent to purchase a controlling interest in NewsProNet Interactive, LLC (“NewsProNet”), an Atlanta based provider of converged media content solutions and interactive branding strategies for local broadcasters.

The anticipated closing of the transaction will take place on or about April 30, 2006 or such other date as mutually agreed upon by the parties (the “SPA Closing Date”). On the SPA Closing Date, the Company shall acquire all of the outstanding shares of NMI in exchange for a total of fifty percent (50%) of the issued and outstanding shares of the Company’s common stock. As additional consideration, on the SPA Closing Date, the Company will reserve up to $250,000 of the funding received by Montgomery Equity Partners, LP (as described below) for distribution to NMI to be used toward the acquisition of a majority interest in NewsProNet. On the SPA Closing Date, the Company will also provide funding to NMI for the payment of certain outstanding debts. Pursuant to the Agreement, on the SPA Closing Date, NMI will become a wholly owned subsidiary of the Company.

The Agreement was approved by the unanimous consent of our Board of Directors on January 31, 2006, subject to certain closing conditions and to Stockholder approval. The Majority Stockholders approved the actions by written consent in lieu of a meeting on March 16, 2006 in accordance with the Delaware Business Corporation Act. The Stock Purchase Agreement and Share Exchange adopted by the Company’s Board of Directors was filed as an exhibit to the Company’s Form 8K with the Securities and Exchange Commission on February 8, 2005, and is hereby incorporated by reference.

NMI BUSINESS SUMMARY

NMI is the Puerto Rico-based subsidiary of NatCom Marketing Communications (“NatCom”), a company with 24 years experience as a leader in developing and implementing strategic business solutions for the Government and the private sector. NatCom has been a Harvard Business Review Case Study and has a client base that has included the GSA, Department of Defense, HUD, HHS, Burger King, Anheuser Busch, Coca Cola, Lucent Technologies and many others.

NMI was founded in 1997 as a full-service marketing communications agency focused on serving multi-national organizations, as well as emerging growth companies seeking to enter or expand in the U.S. Hispanic/Latin American markets. NMI uses media as its main entry into the Hispanic and minority advertising space. NMI’s clients include Lucent Technologies, Royal Caribbean, RJR/Nabisco, Argent, IGT, Avaya, and others.

NMI has developed a special expertise in serving clients that are entering into or expanding their operations in the U.S. Hispanic marketplace, as well as the Latin America/Caribbean region. For these clients, NMI offers a unique marketing message by using television through syndicated programming to reach its market at a very cost efficient rate.

Upon completion of the merger transaction, NMI will be a wholly owned subsidiary of Connected Media Technologies, Inc., and the sales and marketing activities of the companies will be combined to leverage the core competencies of both entities. NMI’s sales team will incorporate Connected Media’s exclusive patent licenses into its marketing and communications initiatives to both established and new clients. As a Connected Media Technologies company, NMI will be well positioned as a “converged media” solutions provider, able to offer customers in both the government and corporate sector marketing, communications, promotional and training solutions that leverage the convergence of traditional media with digital media, including patented processes to combine rich media content on CD, DVD and other discs with interactive dynamic content on the Internet. As a combined entity, NMI’s offerings to customers will be able to encompass a full turnkey “converged media” solution that can deliver and satisfy the customer’s needs across current and emerging media platforms, including Print, Television, Radio, Internet, CD, DVD and Mobile Devices such as mobile phones and PDA’s.

NEWSPRONET BUSINESS SUMMARY

The leader in converged media content solutions and interactive branding strategies for local broadcasters, NewsProNet is a strategic content creation company with a business-to-business distribution model. NewsProNet’s clients are media companies who use the company’s content and programming strategies to help drive audience to their broadcast and Internet properties. NewsProNet’s services include consulting and client training to maximize the impact and effectiveness of strategic content products.

A partial list of NewsProNet.com’s current strategic content products are as follows:

SweepsFeed™ --96 special reports topics per year. Launched in February 1998, this product is currently cleared in over 120 markets with access to over 70 million households. Client station groups include: ABC, CBS, NBC, Scripps-Howard, Cox, Tribune, Raycom, Clear Channel, Belo and others.

Heads Up! ™Consumer Health and Money -- A special approach to consumer health and money coverage. Twelve television news segments each month about how Americans can best spend, save, invest and care for themselves with confidence during these changed times. Delivered with split audio to support local talent franchises. A pro-consumer confidence sponsorship opportunity for local advertisers.

Impact Radio News -- Demographically targeted short-form in-depth scripts and actuality service for radio clients. 100+ topics per year, available with companion locally branded web content.

Know More Interactively™ is a companion content brand. The “Know More” program is a licensed co-branded content program used by broadcasters as the catalyst for converting broadcast audience to loyal online visitors and a tool to drive them back to air again. The program elements include: on-air promotion support, internal newscast branding tools, online publishing tools, as well as local advertising sales opportunities, station training and implementation support.

ELECTION OF A NEW BOARD OF DIRECTORS

Our stockholders elect the members of the Board of Directors annually. The nominees have consented to their election to the Board of Directors. On March 6, 2006, the Board of Directors appointed Rafael J. Diaz-Balart to the Board of Directors of the Company to fill the vacancy created by the resignation of Michael Moore.

On March 16, 2006, the Majority Stockholders approved the appointment of Rafael J. Diaz-Balart to the Board of Directors of the Company to fill the vacancy created by the resignation of Michael Moore and the election of a new Board of Directors for the Company upon the completion of the Agreement with NMI to serve until the next annual stockholder’s meeting in accordance with the Delaware Business Corporation Act.

The following information is provided regarding the members that have been elected to the Board of Directors. Except for Rafael J. Diaz-Balart, the newly elected members will not take their place on the Board until the Stock Purchase Agreement and Share Exchange with NMI has closed. Upon the closing of the NMI transaction, Mr. Diaz-Balart will take his place as Chairman of the Board of Directors of the Company.

Rafael J. Diaz-Balart

Mr. Rafael Diaz-Balart is CEO and Founder of Vestec International Corporation. Since 1993, Vestec has specialized in international investment banking and international business consulting. Mr. Diaz-Balart has over twenty-five years experience in international finance and asset management. Prior to forming Vestec, Mr. Diaz-Balart served in executive capacities with IBJ Schroder International Bank, Paine Webber, Barnett Bank and the National Bank of Washington, D.C. Mr. Diaz-Balart also has served as Consultant to the Office of the Special Advisor to the President of Venezuela. During his tenure at the National Bank of Washington, Mr. Diaz-Balart served, inter-alia, as liaison to Eximbank, World Bank and Inter-American Development Bank. In partnership with the principals of the Brazilian financial group—Banco Paulista/Socopa, Mr. Diaz-Balart founded InterTrust Bank Limited (Bahamas). He also advised in the creation of The Florida Special Opportunity Fund, an off-shore investment vehicle for U.S. based commercial real estate transactions, administered by The Allen Morris Company. Mr. Diaz-Balart is presently Senior Advisor for Credit Lyonnais--Private Banking International.

Mr. Diaz-Balart holds a Bachelors of Arts (Government) degree from Cornell University (Ithaca, New York) and a Masters of Business Administration from The American University, (Washington, D.C.).

Robert Rodriguez

President of NMI, Robert Rodriguez is also Co-founder and CEO of NatCom Marketing Communications, a 24-year-old Miami based full service Hispanic-marketing agency. NatCom, a twice ranked INC 500 Company represents entities such as Bombardier, Lucent Technologies,

Chevron, FL Lottery, Avaya, Wells Fargo, Allegro and the Federal Government with marketing initiatives in the U.S. as well as Latin America. Prior to launching NatCom, Mr. Rodriguez served as vice president of sales at Consumer Publishing International, a Dallas Cowboys related company.

In addition to his corporate responsibilities, Mr. Rodriguez currently serves as president of the International Advertising Association’s Florida chapter (IAA), Chairman of the Marketing Committee at the City of Miami’s ITB. Robert is also an executive committee member of the Greater Miami Chamber of Commerce and Chairman of the Board of Trustees of Cushman School. Robert was the former vice chairman of the Miami Symphony and was elected as an Executive Committee member of the Republican Party of Miami-Dade in 1984.

In 1993, NatCom Marketing Communications was a featured case study at Harvard Business School. He received his master’s degree in ALS from the University of Miami and his undergraduate degree with honors from Barry University.

Isidro Gonzalez

Mr. Gonzalez has 20 years of media sales and management experience focusing on accelerating revenue growth and improving bottom-line profitability in challenging, start-up, and turnaround situations in the US and Latin America. For the past 2 years at IMC Media Inc., he has worked as an Industry Consultant to media companies including SBS, Argent Trading, Natcom Marketing and WAVE Magazine. As Director of Advertising Sales, for Sony Pictures Television International, Mr. Gonzalez implemented innovative sales strategies for the SONY group of stations exceeding all sales budgets during his 3 year tenure, a first for the station group which included Sony Entertainment Television, E! Entertainment, and AXN, a global SONY network with over 80 million households. At the CBS Station Group’s WFOR-4 in Miami, Florida, he was jointly responsible for taking the station from 3rd to 1st place market billing. As the new business development manager he was responsible for hiring and training sales staff, developing strategic promotions, campaigns, and sales commission structures at the Miami station. To generate additional revenue, he developed non-traditional shows including Showcase for Cars, Living South Florida Style, (South Florida’s first ever Real Estate Developer supported TV program in 1992) and a vendor-supported Wednesday Night Lottery sold to a major South Florida Retailer.

He attained or surpasses all advertising revenue objectives as the Director of Advertising Sales for The Weather Channel (TWC) Latin America, an innovative start-up, where he developed the “Sharing in Profit Partnership Program” to jump start affiliate distribution in Latin America. Prior to TWC, during his three years as Producer and Sales Manager for the immensely popular Univision variety program Sabado Gigante, he maintained over $14 million in sponsorship sales, while adding $5 million in new business from such brands as Ralston Purina, Polaroid, and McDonalds. Fluent in Spanish and English, Mr. Gonzalez holds a degree in Management Information Systems from the Queensborough College part of the City University of New York system (CUNY).

Mark Mayo

Mark Mayo is currently the CEO and founder/visionary of the L4 Media Group, a group of fifteen (15) ethnically programmed TV stations primarily located in the Southeast. Mr. Mayo has over 30 years of management experience with major market TV, radio and newspapers that blends management, finance, production and business development. Previously, Mr. Mayo co-founded NewsProNet, an industry leader in providing syndicated news content for television to over 120 TV clients. As the CFO and COO of Newspronet during the past five years, he has built NewsProNet’s market share, asset value and core products from a start-up to the fastest growing creator of unique content for television. In 2000, he negotiated and secured significant funding from GE/NBC to build and acquire NewsProNet’s main competitor, CNX Media and TDM Productions, a leading corporate production company.

Prior to starting NewsProNet, Mr. Mayo was VP/GM/CFO for an Internet start-up, FASTV.COM and for the Worldwide Broadcasting Network, with offices in Boston, New York and Los Angeles. FASTV is widely recognized as the first video search engine portal on the Internet. His duties involved day-to-day operations including sales, production, finance and program acquisitions.

Prior to FASTV, Mr. Mayo spent 10 years with Sunbeam Television Corp. starting as Controller in 1986 and later becoming corporate VP of Finance, Administration and Production in Boston and Miami hubs. In 1993, he spearheaded the successful $250 million acquisition of WHDH-TV, Boston, and was primarily responsible for the turnaround success at the station which today is ranked number one in the highly competitive Boston market.

He is also credited with playing a major role in the turnaround success at WSVN-TV, Miami, one of the most dominant FOX affiliates in the country. At Sunbeam Television he also established Sunbeam Productions which successfully launched Inside Report, Deco Drive and Real Life for NBC.

Prior to joining Sunbeam, Mr. Mayo worked for 12 years for the Hearst Corporation starting at the Baltimore Newspaper division in 1974 and then transferring to the Broadcast Division to become the Controller for WTAE television and radio in Pittsburgh, PA in 1980.

Jeffrey W. Sass

A veteran of the entertainment, licensing, and computer industries, Jeff Sass is currently President, Chief Executive Officer, Director and a co-founder of Connected Media Technologies, Inc., a position he has held since May 2004. From October 1998 through December 2001, Mr. Sass was co-founder and Chief Operating Officer of BarPoint.com, a publicly traded wireless information and mobile commerce company. He became BarPoint’s President and Chief Executive Officer in January 2002 and served in that capacity through February 2004 when BarPoint engaged in a reverse merger transaction with SchoolPop/Fundever, Inc. During Mr. Sass’ tenure, BarPoint entered into strategic alliances and business relationships with Symbol Technologies, AT&T, Cingular, Verizon, Sprint, Nextel, Office Depot, The Sharper Image and others.

Prior to BarPoint, in 1997 Mr. Sass founded and ran The Marketing Machine, a full-service marketing agency and consulting firm, servicing the computer hardware, software and other industries, with clients including Fujitsu Interactive as well as networking hardware manufacturer Nexland, Inc. (Nexland was subsequently sold to Symantec).

Previously, Jeffrey Sass has held management, production, and marketing positions at companies including IntraCorp Entertainment (1995-1997), GameTek, Inc. (1994-1995) and Troma Entertainment (1987-1994). At Troma, in addition to writing and producing chores, he helped create and launch the cartoon series, TOXIC CRUSADERS, and then started and ran the independent movie studio’s licensing and merchandising division, working closely with more than 70 manufacturers worldwide including Marvel Comics, Playmates Toys, Golden Books Publishing, Sega, Bandai and more. Jeff also handled licensing and merchandising for the Emmy Award winning PBS series, READING RAINBOW.

Jeff is a frequent guest lecturer for the “Starting New Ventures” class at the University of Miami School of Business Administration, and he has actively supported the University’s Entrepreneurship initiatives, including serving as a panel judge at the annual Business Plan competition. Jeff is a graduate of Cornell University and lives in South Florida with three teenagers, four dogs and a cat.

Leigh M. Rothschild

Mr. Rothschild is currently Chairman of the Board and Founder of Connected Media Technologies, Inc., a publicly traded intellectual property and licensing company. Mr. Rothschild is an established inventor who to date has been issued seven US patents and has twenty-three patents pending worldwide. Mr. Rothschild has licensed patents from his portfolio to several major companies and his technologies are in use at companies ranging from Pricegrabber.com to Sonic Solutions and InterActual among others. From October 1998 through February 2004, Mr. Rothschild was Chairman and founder of BarPoint.com a Nasdq publicly traded wireless information company. The company was sold in February of 2004. Prior to founding BarPoint, Mr. Rothschild was Chairman and Chief Executive Officer of IntraCorp Entertainment, Inc., a consumer software company with worldwide product distribution. Rothschild is a former presidential appointee to the High-Resolution Board for the United States under former President George H. W. Bush. He has served three Florida governors on technology boards and served as a special advisor to then Florida Secretary of Commerce Jeb Bush. Mr. Rothschild currently serves on the IT Florida Technology Board as an appointee of Governor Bush. Mr. Rothschild chairs the Rothschild Family Foundation, which has given endowments to outstanding charities and institutions including the Tampa Children’s Home, Thomas Amour Youth Ballet Company, Miami Symphony, and the University of Miami School of Business Entrepreneurial contest and Lecture Series. Rothschild has an undergraduate degree from the University of Miami, where he also completed the Graduate Program in Management Studies. Mr. Rothschild’s proudest achievement is his two-year-old daughter, Samantha.

Adam Bauman

Adam Bauman is the CEO and President of STI, an executive talent management firm founded in 1996 with offices in Los Angeles, New York, San Francisco, Dallas and Miami. STI represents senior management in the entertainment, technology, publishing, fashion and retail industries and offers them strategic insights to increase their success trajectory in corporations and start-ups alike.

As an agent with 5 years of experience representing senior executives at STI, Adam brings expertise in the areas of e-commerce, management consulting, direct marketing, editorial writing and Hollywood production. An early Internet adopter, Adam started as a Special Projects Producer for The Los Angeles Times New Media Group, became Director of Internet Production for Universal Studios and then built a corporate Intranet for DreamWorks S.K.G. Subsequently, he was the Director of Emerging Technology at VWR Scientific Products Corp., and then became Executive Vice President of E-Commerce at a Young & Rubicam subsidiary. After serving as the founding Chief International E-Commerce Officer of American International Group, he was named Chief Global E-Commerce Officer of Deloitte Consulting. Subsequently, he was named Chairman and CEO of IsoSpace, a web-based enterprise collaboration software company.

Adam holds both a Master’s degree from the Peter Stark Producing Program and an MBA from the University of Southern California. He is also a graduate of the California State University Long Beach school of Radio and Television.

APPROVAL OF THE FUNDING TRANSACTION WITH

MONTGOMERY EQUITY PARTNERS, LP

On January 31, 2006 (the “Closing Date”), the Company completed a financing agreement for $1,660,000 with Montgomery Equity Partners, Ltd. (“Montgomery”). Of such amount, the original principal amount of $600,000 was previously funded pursuant to a Promissory Note dated April 14, 2005, $400,000 was funded on the Closing Date, $300,000 shall be funded Ninety (90) days from the closing and $300,000 shall be funded One Hundred Fifty (150) days from the closing. Under the terms of the agreement, the Company issued to Montgomery a secured convertible debenture in the amount of $718,000 which represents the original principal, interest and fees for the $600,000 previously funded as well as an additional secured convertible debenture in the amount of $400,000. Both convertible debentures have an interest rate of 14% and maturity dates of April 30, 2007, and are convertible into shares of the Company’s common stock at a conversion price equal to the lesser of (a) $0.04 or (b) seventy five percent (75%) of the lowest Closing Bid Price of the Common Stock, as quoted by Bloomberg, LP, of the ten (10) trading days immediately preceding the Conversion Date. The Conversion Price may be adjusted pursuant to the other terms of this Debenture.

The Convertible Debentures are secured by a first priority lien on all of the Company’s assets. As further security for the Company’s obligations under the Convertible Debentures, the Company executed an Amended and Restated Pledge Agreement, pursuant to which the Company re-pledged the 60,000,000 shares of its common stock to Montgomery that were originally pledged pursuant to the Note to Montgomery dated April 14, 2005.

Pursuant to the funding transaction, Montgomery was also issued a warrant for 8,000,000 shares of the Company’s common stock. The warrant is exercisable for a period of three years from the date of issuance, which is January 31, 2006. The exercise price per share under the warrant is $0.0001 per share and the shares issuable upon exercise of the warrant are to be included in the registration statement.

Pursuant to the terms of a Registration Rights Agreement, the Company is required to register the shares underlying the Convertible Debentures, as well as the shares to be issued pursuant to the Warrant within 60 days from the Closing Date of the Stock Purchase Agreement with NMI and is required to have the registration statement declared effective 90 days from the date thereof. In the event that the registration statement is not filed or declared effective within these time limits, the Company may be subject to liquidated damages in the amount of 2% of the entire funding amount per month and may be deemed in default of the operative agreements.

The Montgomery financing transaction was approved by the unanimous consent of our Board of Directors on January 31, 2006. The Majority Stockholders approved the action by written consent in lieu of a meeting on March 16, 2006. The Montgomery financing documents adopted by the Company’s Board of Directors were filed as exhibits to the Company’s Form 8K with the Securities and Exchange Commission on February 8, 2005, and are hereby incorporated by reference.

APPROVAL OF THE AGREEMENTS WITH ROTHSCHILD TRUST HOLDINGS, LLC

On January 31, 2006, the Company entered into a Purchase and Sale Agreement with Rothschild Trust Holdings, LLC (the “Trust”) for the sale of certain issued and pending patents in exchange for the return of 13,241,223 shares of the Company’s common stock held by the Trust (the “Shares”). As additional consideration, the Trust granted the Company a license to use the patents pursuant to the terms of a License and Royalty Agreement, which grants the Company a twelve month right of election to license the patents. If the Company exercises the right of election, the Trust shall grant the Company a two year exclusive license for the use of the patents that is renewable subject to performance, and the Trust shall receive 10% royalties on all gross receipts as defined in the License and Royalty Agreement.

On January 31, 2006, the Company, the Trust, Montgomery, and David Gonzalez, as the Escrow Agent, entered into an Escrow Agreement, whereby the Trust agreed to place the Shares and the Company agreed to deposit royalties otherwise payable to the Trust into an escrow account held by the Escrow Agent until such time as royalties of $690,000 have been deposited into the escrow account or until Montgomery has been repaid and/or converted $690,000 of the Convertible Debentures. At such time, the Trust shall have 30 days to replace the Shares with $728,267.26 which shall be distributed to the Company in exchange for the Shares; otherwise, the Escrow Agent shall release the Shares to the Company and the royalties to the Trust.

The Trust agreements were approved by the unanimous consent of our Board of Directors on January 31, 2006. The Majority Stockholders approved the action by written consent in lieu of a meeting on March 16, 2006. The Trust agreements adopted by the Company’s Board of

Directors were filed as exhibits to the Company’s Form 8K with the Securities and Exchange Commission on February 8, 2005, and are hereby incorporated by reference.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the action stated herein, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on _________, 2006.

By Order of the Board of Directors /s/ Jeffrey W. Sass Jeffrey W. Sass President, Chief Executive Officer, and Director